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                                                                       EXHIBIT C


                              AGREEMENT TO BE BOUND


         Reference is hereby made to that certain Purchase Agreement dated as of December 28, 2000 by and between Bionova Holding Corporation, a Delaware corporation ("BHC"), Bionova International, Inc., a Delaware corporation ("BII"), and Savia, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Savia"), providing for, among other things, certain conditions to any transfer by BII of its shares of Series A Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock"), of BHC (the "Purchase Agreement"). All capitalized terms used but not defined in this Agreement to be Bound shall have the respective meanings ascribed to such terms in the Purchase Agreement.

         Reference is further made to that certain Stock Purchase Agreement dated as of November 27, 2001 between BII and Ag-Biotech Capital, LLC, a Delaware limited liability company ("Ag-Biotech"), providing for, among other things, the sale by BII of its shares of Preferred Stock to Ag-Biotech (the "Stock Purchase Agreement").

         As a condition to the effectiveness of the transfer of Preferred Stock from BII to Ag-Biotech pursuant to the terms of the Stock Purchase Agreement, Ag-Biotech hereby makes the following representations and warranties to, and agreements with, BHC:

         1.       Representations and Warranties.

                  (a) Purchase Entirely for Own Account. Ag-Biotech understands that the Preferred Shares, the Conversion Shares and the Common Shares (the "Securities") are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Ag-Biotech's representations contained in this Agreement to be Bound. The Preferred Shares, the Conversion Shares and the Common Shares will be acquired for investment for the Ag-Biotech's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Ag-Biotech has no present intention of selling, granting any participation in, or otherwise distributing the same. Ag-Biotech does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to the person or to any third person, with respect to any of the Securities.

                  (b) Disclosure of Information. Ag-Biotech believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Ag-Biotech further represents that it has had an opportunity to ask questions and receive answers from BHC regarding the business, properties, prospects and financial condition of BHC.

                  (c) Investment Experience. Ag-Biotech acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Ag-Biotech also represents it has not been organized for the purpose of acquiring the Securities.


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                  (d) Restricted Securities. Ag-Biotech understands that the
         Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from BII, and were acquired by BII from BHC, in transactions not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act, except in certain limited circumstances. Ag-Biotech acknowledges and agrees that the Preferred Shares, the Conversion Shares and the Common Shares are subject to restrictions on transfer as set forth in Section 7.13 of the Purchase Agreement and Sections 3 and 4 of this Agreement to be Bound.

         2. Agreement to be Bound. Ag-Biotech hereby agrees with BHC to be subject to the terms of the Purchase Agreement to the same extent as if it was an original holder of Preferred Shares pursuant thereto.

         3. Securities Law Compliance. Ag-Biotech will not, directly or indirectly, sell, assign, transfer, pledge, encumber, or otherwise dispose of any of the Preferred Shares, the Conversion Shares or the Common Shares except:

                  (a) In compliance with Rule 144; provided, however, that Ag-Biotech shall provide BHC with copies of all filings made with the SEC with respect to sales of securities under Rule 144 and with such other information and documents as BHC shall reasonably require in order to assure full compliance with Rule 144;

                  (b) Pursuant to a no-action letter or other interpretive statement or release of the SEC to the effect that the proposed sale or other disposition may be effected without registration under the Securities Act;

                  (c) Pursuant to an applicable exemption (other than Rule 144) under the Securities Act; provided, however, that Ag-Biotech shall have furnished BHC with evidence satisfactory to BHC (which, in the discretion of BHC, may include an opinion of counsel, which opinion and counsel shall be reasonably acceptable to BHC) to the effect that such disposition does not require registration of such securities under the Securities Act; or

                  (d) Pursuant to an effective registration statement filed under the Securities Act.

         4. Transfer Restriction. Ag-Biotech further agrees that it will not, directly or indirectly, sell, assign, transfer, pledge, encumber, or otherwise dispose of any of the Preferred Shares, without the prior written consent of BHC; provided, however that Ag-Biotech shall be permitted to transfer the Preferred Shares to an affiliate (as defined in Rule 405 under the Securities
Act) of Ag-Biotech if such affiliate shall have furnished BHC with the representations contained in Sections 5.5 through 5.8 and Section 7.13 of the Purchase Agreement and shall have agreed with BHC to be subject to the terms of the Purchase Agreement to the same extent as if it was an original holder of Preferred Shares pursuant hereto. Any attempted transfer in violation of Section
7.13 of the Purchase Agreement shall be void.


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         IN WITNESS WHEREOF, Ag-Biotech has caused this Agreement to be Bound to be executed by its duly authorized representative as of the 27th day of November, 2001.


                                       AG-BIOTECH CAPITAL, LLC


                                       By: /s/ HERIBERTO MUZZA
                                          --------------------------------------
                                          Heriberto Muzza, Manager

AGREED AND ACCEPTED by

BIONOVA HOLDING CORPORATION


By: /s/ ART FINNEL
   -------------------------------------------
   Name:  Art Finnel
        --------------------------------------
   Title:
         -------------------------------------


Date: November 27, 2001
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